Exhibit 12.1

Ratio/Deficiency of Earnings to Fixed Charges

	Year Ended 12/31/08	Year Ended 12/31/09	Year Ended 12/31/10	Year Ended 12/31/11	Year Ended 12/31/12	Three Months Ended 3/31/12	Three Months Ended 3/31/13
Earnings:
Loss from continuing ops before taxes	(66,127)	(140,627)	(193,416)	(124,779)	(177,092)	(21,324)	(23,017)
Plus: Fixed charges, less preferred dividends	137,661	215,644	244,600	261,529	317, 376	69,121	95,137
Plus: Current period amortization of interest capitalized in prior periods	519	538	543	549	604	148	147
Less: Capitalized interest	(223)	(225)	(391)	(225)	(318)	(68)	(117)

Total Earnings	71,830	75,330	51,336	137,074	140,569	47,877	72,149
Fixed Charges:
Interest Expense - cash	104,253	130,853	149,921	160,896	196,241	42,248	59,465
Capitalized interest	223	225	391	225	318	68	117
Interest Expense - non cash	412	49,897	60,070	63,629	70,110	16,991	17,364
Amortization of Debt Issue Costs	11,671	10,456	9,099	9,188	12,870	2,433	3,604
Interest Component of Operating Leases	21,102	24,213	25,119	27,591	37,836	7,381	14,586

Total Fixed Charges	137,661	215,644	244,600	261,529	317,376	69,121	95,137
Total Deficiency	$65,831	$140,314	$193,264	$124,455	$176,807	$21,244	$22,988